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                                                                    EXHIBIT 12.1

EXHIBIT 12.1 STATEMENT RE: COMPUTATION OF EBITDA


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                                                            YEAR ENDED DECEMBER 31,                     PERIOD         PERIOD
                                              ----------------------------------------------------   JANUARY 1 TO     MAY 11 TO
                                                1994       1995       1996       1997       1998     MAY 10, 1999   DEC. 31, 1999
                                              --------   --------   --------   --------   --------   ------------   -------------
Net earnings (loss).........................    $(90)     $ (24)     $  87      $ (10)     $1,738      $(12,883)       $ 4,122
Adjustments to arrive at EBITDA:
  Depreciation expense......................      20         26         53         84         232           119            340
  Amortization of goodwill..................      --         --         --         --          --            --         12,897
  Interest and other, net...................      (1)      (186)      (257)      (447)       (911)         (429)          (889)
  Gain on sale of securities................      --         --        (71)       (13)        (74)         (471)            --
  Income tax expense........................      (3)        (9)        38          2           5            --          2,421
                                                ----      -----      -----      -----      ------      --------        -------
EBITDA......................................    $(74)     $(193)     $(150)     $(384)     $  990      $(13,664)       $18,891
                                                ====      =====      =====      =====      ======      ========        =======
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